Exhibit 99.1

Contact:	David Lilly / Joseph Kuo	Mark Ricca
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820
CARVER BANCORP, INC. REPORTS FIRST QUARTER FISCAL YEAR 2010 EARNINGS
Reports First Quarter Net Income of $0.7 million or Diluted Earnings per Share of $0.18
Board Declares Dividend of $0.10 per Share
New York, New York, August 17, 2009 – Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver Federal” or the “Bank”), today announced financial results for the three month period ended June 30, 2009, the first quarter of the fiscal year ending March 31, 2010 (“fiscal 2010”).
The Company reported net income of $0.7 million and diluted earnings per share of $0.18 for the first quarter of fiscal 2010, compared to net income of $0.7 million and diluted earnings per share of $0.27 for the first quarter of fiscal 2009.  Net income for the first quarter of fiscal 2010 was negatively impacted by a $0.4 million FDIC special assessment as well as a $0.5 million increase in the provision for loan losses. The decline in earnings per share from the prior year period reflects the payment of $0.2 million in preferred dividends pursuant to Carver’s participation in the U.S. Treasury Department’s Troubled Asset Relief Program’s Capital Purchase Program (“TARP”).
Deborah C. Wright, the Company’s Chairman and Chief Executive Officer, stated: “I am pleased to report that the Company returned to profitable operations in the first quarter, despite economic headwinds that continue to impact our customers, and therefore our company. Carver’s strong net interest margin led the way, reaching 3.71%, up 18 basis points year over year, fueled by the steepness of the yield curve and our historically stable core deposit base. Total non-interest expense declined 3.7% year over year, reflecting our cost savings initiatives on a number of fronts, including compensation and benefits and other operating expenses. These savings were achieved despite the FDIC special assessment impacting our entire industry, reducing diluted earnings per share by $0.10 this quarter.
On the credit front, we continue to execute a very aggressive approach to address delinquent loans, which was successful in reducing non-performing loans from 3.42% of total assets at March 31, 2009 to 3.12% this quarter. However, total delinquencies continued to rise. We therefore increased the provision for loan losses by $0.7 million, or $0.18 per diluted share, generating a total allowance for loan losses of $7.4 million. The allowance now represents 1.12% of the total loan portfolio and 29.2% of non-performing assets.
We remain cautious, yet proactive, in managing credit in this unprecedented climate. While this remains a difficult period, making predictions of the future particularly challenging, Carver has a long history of low credit losses. This result follows, in part, from the nature of our loan portfolio. For example, the majority of Carver’s total delinquencies are in construction loans for affordable homes, an asset class that remains in high demand, and commercial mortgages. The housing developments are built by experienced builder-developers, whose apartment sales have been disrupted by dislocations in the secondary markets. While we work with our borrowers to identify mortgage options for their buyers, we note that the average loan-to-value on construction loans, when underwritten, was 45%. In addition, we have additional credit protection beyond the borrowers, and multiple ways to achieve payoff on these loans, including rental conversions and sale of the loans to the New York City Pension Fund.

As we address the risks inherent in the current economic climate, we continue to prepare to take advantage of business opportunities that are likely to occur during this period. When the economy emerges from the current financial crisis, we’ll be prepared to profitably provide the lending and deposit services that our customers need, thereby building the shareholder value to which we are all committed,” concluded Ms. Wright.
Carver also announced that on August 13, 2009, the Company’s Board of Directors declared a cash dividend on its common stock of ten cents $0.10 per common share for the first quarter. The dividend will be payable on September 14, 2009, to stockholders of record at the close of business on September 1, 2009.
First-Quarter Results
Net income for the first quarter of fiscal 2010 was $0.7 million, unchanged from the prior year period. Net interest income increased by $0.6 million to $6.9 million reflecting an 18 basis points increase in the net interest margin to 3.71%, compared to 3.53% in the prior year period. The increase in net interest income resulted from the significant reduction in interest rates during the year, attributable to the cost of interest-bearing liabilities declining faster than the yield on interest earning assets. Interest income decreased $1.2 million, or 10.8%, to $9.9 million, reflecting a decrease in yield on interest earning assets of 92 basis points to 5.34%, compared to the decrease in total interest expense of $1.8 million, reflecting a 117 basis points decrease in the average cost of interest-bearing liabilities to 1.82%.
The Bank provided a $0.7 million loan loss provision for the first quarter of fiscal 2010 compared to $0.2 million in the prior year period. At June 30, 2009, the Bank’s allowance for loan losses was $7.4 million, which represents 1.12% of total loans and 29.4% of non-performing loans. The Bank’s future level of non-performing loans will be influenced by economic conditions, including the impact of those conditions on the Bank’s customers, interest rates and other external factors existing at the time.
Non-interest income decreased $0.6 million, or 34.0%, to $1.2 million, primarily due to decreases of $0.2 million, in each of the following: loan fees and service charges, gain on sale of loans and other income.  The decrease in loan fees and gain on sales of loans reflects the decline in pre-payment fees during the quarter.  The $0.2 million decrease in other income reflects deconsolidation of a minority interest entity which was included in the first quarter prior year results.
Non-interest expense decreased $0.3 million, or 3.8%, to $7.1 million, primarily due to a decrease of $0.3 million in employee compensation and benefits and a $0.7 million decrease in other operating expenses offset by a $0.8 million increase in FDIC insurance premiums. The decrease in employee compensation and benefits is mainly related to reduced headcount. The decrease in other operating expenses is primarily related to progress made with respect to vendor management. Offsetting these significant reductions in expenses was higher FDIC insurance premiums compared to the prior year including a special assessment of $0.4 million.

Financial Condition Highlights
At June 30, 2009, total assets increased $18.2 million, or 2.3%, to $809.6 million from $791.4 million at March 31, 2009. The increase in total assets was primarily the result of an increase of $17.8 million in total gross loans receivable, an increase of $4.7 million in cash and cash equivalents, offset by a decrease of $5.6 million in investment securities. Total gross loans receivable, increased $17.8 million to $680.0 million compared to $662.2 million at March 31, 2009.  The increase was primarily related to increases in multi-family loans of $16.5 million, commercial business loans of $7.4 million, offset by decreases in construction loans of $5.7 million and one- to four- family loans of $2.1 million.  Total securities decreased $5.6 million, or 7.5%, to $69.2 million compared to $74.8 million at March 31, 2009. The decrease was primarily the result of principal repayments and maturities.
At June 30, 2009, total liabilities increased $18.2 million, or 2.5%, to $745.3 million compared to $727.1 million at March 31, 2009.  The increase in total liabilities was primarily the result of an increase of $16.1million, or 14.0%, in advances.  At June 30, 2009, based on available collateral held at the Federal Home Loan Bank of New York (“FHLB-NY”), the Bank had the ability to borrow an additional $29.7 million to meet its projected funding needs.
Total stockholders’ equity at June 30, 2009 totaled $64.4 million, unchanged compared to March 31, 2009. At June 30, 2009, the Bank’s capital levels met regulatory requirements of a well-capitalized financial institution.
Asset Quality
At June 30, 2009, non-performing assets totaled $25.3 million, or 3.12% of total assets, compared to $27.1 million, or 3.42% of total assets at March 31, 2009. The ratio of the allowance for loan losses to non-performing loans was 29.4% at June 30, 2009 compared to 26.5% at March 31, 2009. The ratio of the allowance for loan losses to total loans was 1.12% at June 30, 2009 compared to 1.06% at March 31, 2009.
About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank.  Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan.  For further information, please visit the Company’s website at www.carverbank.com.
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties.  More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.
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CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)

	June 30,	March 31,
	2009	2009
	(unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$17,100	$8,251
Money market investments	952	5,090

Total cash and cash equivalents	18,052	13,341
Securities:
Available-for-sale, at fair value (including pledged as collateral of $54,237 and $59,928 at June 30, 2009 and March 31, 2009, respectively)	54,685	59,973
Held-to-maturity, at amortized cost (including pledged as collateral of $14,087 and $14,342 at June 30, 2009 and March 31, 2009, respectively; fair value of $14,244 and $14,528 at June 30, 2009 and March 31, 2009, respectively)	14,474	14,808

Total securities	69,159	74,781

Loans held-for-sale	21,069	21,105

Loans receivable:
Real estate mortgage loans	592,611	581,987
Commercial business loans	64,789	57,398
Consumer loans	1,535	1,674
Allowance for loan losses	(7,369)	(7,049)

Total loans receivable, net	651,566	634,010

Office properties and equipment, net	14,888	15,237
Federal Home Loan Bank of New York stock, at cost	4,945	4,174
Bank owned life insurance	9,561	9,481
Accrued interest receivable	3,591	3,697
Core deposit intangibles, net	342	380
Other assets	16,465	15,222

Total assets	$809,638	$791,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$605,144	$603,416
Advances from the FHLB-New York and other borrowed money	131,110	115,017
Other liabilities	9,005	8,657

Total liabilities	745,259	727,090

Stockholders’ equity:
Preferred stock (TARP) (par value $0.01 per share, 2,000,000 shares authorized; 18,980 shares, with a liquidation preference of $1,000.00 per share, issued and outstanding as of June 30, 2009)	18,980	18,980
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued; 2,470,072 and 2,475,037 shares outstanding at June 30, 2009 and March 31, 2009, respectively)	25	25
Additional paid-in capital	24,219	24,214
Retained earnings	22,096	21,898
Unamortized awards of common stock under ESOP
Treasury stock, at cost (49,972 and 49,654 shares at June 30, 2009 and March 31, 2009, respectively	(696)	(760)
Accumulated other comprehensive loss	(245)	(19)

Total stockholders’ equity	64,379	64,338

Total liabilities and stockholders’ equity	$809,638	$791,428

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2009	2008

Interest Income:
Loans	$9,100	$10,453
Mortgage-backed securities	743	561
Investment securities	60	66
Money market investments	10	39

Total interest income	9,913	11,119

Interest expense:
Deposits	2,037	4,139
Advances and other borrowed money	986	722

Total interest expense	3,023	4,861

Net interest income	6,890	6,258

Provision for loan losses	688	169

Net interest income after provision for loan losses	6,202	6,089

Non-interest income:
Depository fees and charges	717	668
Loan fees and service charges	228	417
Gain on loans	43	247
Other	165	416

Total non-interest income	1,153	1,748

Non-interest expense:
Employee compensation and benefits	3,119	3,414
Net occupancy expense	987	1,016
Equipment, net	584	615
Consulting fees	207	165
Federal deposit insurance premiums	793	31
Other	1,367	2,094

Total non-interest expense	7,057	7,335

Income before income taxes and minority interest	298	502
Income tax benefit	(396)	(322)
Minority interest, net of taxes	—	138

Net income	$694	$686

Earnings per common share:
Basic	$0.18	$0.28

Diluted	$0.18	$0.27

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	For the Three Months Ended June 30,
	2009			2008
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$667,230	$9,100	5.46%	$654,501	$10,453	6.39%
Mortgage-backed securities	70,159	743	4.24%	43,454	561	5.16%
Investment securities (2)	4,874	60	4.94%	4,656	66	5.69%
Other investments and federal funds sold	965	10	4.16%	7,501	39	2.09%

Total interest-earning assets	743,228	9,913	5.34%	710,112	11,119	6.26%
Non-interest-earning assets	52,737			78,692

Total assets	$795,965			$788,804

Interest Bearing Liabilities:
Deposits:
Now demand	$54,172	23	0.17%	$24,231	20	0.33%
Savings and clubs	119,239	66	0.22%	125,496	166	0.53%
Money market	43,674	147	1.35%	46,229	296	2.57%
Certificates of deposit	325,613	1,790	2.20%	391,008	3,643	3.74%
Mortgagors deposits	2,891	11	1.53%	3,314	14	1.69%

Total deposits	545,589	2,037	1.50%	590,278	4,139	2.81%
Borrowed money	120,276	986	3.29%	62,267	722	4.65%

Total interest-bearing liabilities	665,865	3,023	1.82%	652,545	4,861	2.99%
Non-interest-bearing liabilities:
Demand	58,406			53,658
Other liabilities	7,904			9,470

Total liabilities	732,175			715,673
Minority Interest	—			19,150
Stockholders’ equity	63,790			53,981

Total liabilities & stockholders’ equity	$795,965			$788,804

Net interest income		$6,890			$6,258

Average interest rate spread			3.52%			3.28%

Net interest margin			3.71%			3.53%

(1)	Includes non-accrual loans.

(2)	Includes FHLB-NY stock.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS
(Unaudited)

	Three Months Ended
	June 30,
	2009		2008

Selected Statistical Data:
Return on average assets (1)	0.35%		0.35%
Return on average equity (2)	4.35		5.08
Net interest margin (3)	3.71		3.53
Interest rate spread (4)	3.52		3.28
Efficiency ratio (5)	87.74		91.62
Operating expenses to average assets (6)	3.55		3.72
Average equity to average assets (7)	8.01		6.84

Average interest-earning assets to average interest-bearing liabilities	1.12	x	1.09	x

Net income per share — basic	$0.18		$0.28
Net income per share — diluted	$0.18		$0.27
Average shares outstanding — basic	2,470,072		2,479,328
Average shares outstanding — diluted	2,470,072		2,517,058
Cash dividends	$0.10		$0.10
Dividend payout ratio (8)	35.59%		36.07%

Capital Ratios:
Tier I leverage capital ratio (9)	9.39%		8.03%
Tier I risk-based capital ratio (9)	11.40		9.86
Total risk-based capital ratio (9)	12.50		10.65

	At	At
	June 30,	March 31,
	2009	2009
Asset Quality Ratios:
Non performing assets to total assets (10)	3.12%	3.42%
Non performing loans to total loans receivable (10)	3.81	4.15
Allowance for loan losses to total loans receivable	1.12	1.06
Allowance for loan losses to non-performing loans	29.37	26.48

(1)	Net income, annualized, divided by average total assets.

(2)	Net income, annualized, divided by average total equity.

(3)	Net interest income, annualized, divided by average interest-earning assets.

(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.

(5)	Operating expenses divided by sum of net interest income plus non-interest income.

(6)	Non-interest expenses annualized, divided by average total assets.

(7)	Average equity divided by average assets for the period ended.

(8)	Dividends paid on common stock during the period divided by net income for the period.

(9)	These ratios reflect consolidated bank only.

(10)	Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due and real estate owned.

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